Exhibit 10.6

CONSTELLATION BRANDS, INC.
LONG-TERM STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

TERMS AND CONDITIONS OF STOCK OPTIONS
CLASS 1 COMMON STOCK

Name of Participant:
Grant Date:	_______________
Number of Options Granted:
Exercise Price:
Vesting Date:	________________: 100% of the Option Shares
Termination Date:	________________

Constellation Brands, Inc. (the “Company”) hereby awards under the Company’s Long-Term Stock Incentive Plan, Amended and Restated as of July 18, 2017 (the “Plan”) to the designated participant (the “Participant”), stock options to purchase  Class 1 Common Stock, par value US$0.01 per share, of the Company (“Shares”). The principal features of this Award are set forth above, including the date of grant of the stock options (the “Grant Date”). The stock options represented by this agreement (the “Options”) are subject to the provisions of the terms and conditions of the agreement and the appendix, if any (together, the “Agreement”). The Options are Non-Qualified Stock Options granted pursuant to Section 5 of the Plan.

PLEASE BE SURE TO READ ALL OF THE SPECIFIC TERMS AND CONDITIONS OF THE AGREEMENT. TO THE EXTENT ANY CAPITALIZED TERMS USED IN THE TERMS AND CONDITIONS ARE NOT DEFINED HEREIN, THEY WILL HAVE THE MEANING ASCRIBED TO THEM IN THE PLAN.

BY MY ELECTRONIC ELECTION TO ACCEPT THE TERMS AND CONDITIONS OF THIS AWARD OF OPTIONS (WHICH SERVES AS MY ELECTRONIC SIGNATURE OF THE AGREEMENT), I AGREE THAT MY PARTICIPATION IN THE PLAN IS GOVERNED BY THE PROVISIONS OF THE PLAN AND THE AGREEMENT (INCLUDING ITS TERMS AND CONDITIONS AND THE APPENDIX, IF ANY, FOR MY COUNTRY OF RESIDENCE).

1.Term of Options. The Options hereby granted on the Grant Date (as set forth on the first page of this Agreement) to purchase up to the Number of Options Granted (as set forth on the first page of this Agreement) will terminate and expire, to the extent not previously exercised or earlier terminated as provided in this Agreement, at 5:00 p.m. U.S. Eastern Time on the Termination Date (as set forth on the first page of this Agreement). All references to times and dates in the Plan or in documents or materials relating to the Plan refer to Eastern Standard Time (or Eastern Daylight Savings Time, as appropriate) in the United States of America and to dates in New York State based on such Eastern Standard Time (or Eastern Daylight Savings Time, as appropriate).

2.Vesting Schedule and Exercise Period.

(a)    Service. Except as otherwise provided for in this Section, the Options shall vest and become exercisable in accordance with the Vesting Dates (as set forth on the first page of this Agreement); provided, in each case, that the Participant remains in Continuous Service with the Company until such date.

(b)     Death or Disability. Subject to the limitations on exercise set forth below, if a Participant dies or suffers a Disability (as defined below), all the unvested Option Shares shall become immediately vested and exercisable on the date of death or Disability. Options which have vested due to death or Disability prior to the date that the Participant is no longer in Continuous Service with the Company may be exercised within three (3) years after the date of death or Disability. “Disability” means a disability as defined under Treasury regulation section 1.409A-3(i)(4)(i)(A) which generally means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(c)    Other Terminations. Subject to the limitations on exercise set forth below, if a Participant ceases to be in Continuous Service with the Company, and Section 2(b) is not applicable to the Participant, all the unvested Option Shares shall become immediately forfeited on the date that the Participant ceases to be in Continuous Service and Options which have vested prior to the date may be exercised for a period of three (3) years following such termination.

(d)    Limitations on Exercise.

(i)    No Option may be exercised by any person if any time after the Grant Date (as set forth on the first page of this Agreement) the Participant’s relationship with the Company has been terminated for Cause, as defined in the Plan.

(ii)    Any Options which are exercisable under this Section that are not exercised within the applicable period specified in this Section, will automatically terminate at the end of that applicable period.

(e)    Clawback. Notwithstanding any provision to the contrary, any “clawback” or “recoupment” policy required under applicable law or provided for under Company policy shall automatically apply to this Award.

3.Manner of Exercise.

(a)The Participant can exercise Options by complying with the provisions of the Plan and by following instructions provided in materials distributed by the Company. Unless such alternatives are limited by the Company in its sole discretion, the Exercise Price (as set forth on the first page of this Agreement), for the number of Option Shares being purchased and any related withholding tax obligations may be paid by the Participant by (i) delivery of cash, money order or a certified or cashier’s check; (ii) tendering previously acquired Shares or shares of Class A Common Stock, par value US$0.01 per share, of the Company (“Class A Shares”), as provided for in the Plan; (iii) delivery of a conversion notice or other conversion instructions acceptable to the Company irrevocably electing to convert a sufficient number of Shares received under the Option into Class A Shares (“Conversion Shares”) together with delivery of irrevocable instructions to a broker or other agent acceptable to the Company to promptly sell the Conversion Shares received under the Option and to deliver to the Company the appropriate amount of proceeds; and/or (iv) any other payment method that is established by the Company (which payment method may be restricted or eliminated from time to time by the Company, in its sole discretion).

(b)The Company will, without transfer or issue tax to the Participant, issue and cause to be delivered to the Participant the number of Option Shares purchased as soon as reasonably practicable after the Participant has appropriately exercised any Options. The Company is not required to issue Shares to the Participant until all obligations to withhold taxes, if any, have been resolved to the satisfaction of the Company.

4. Board Discretion. The Company’s Board of Directors, in its absolute discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Options at any time. If so accelerated, such Options shall be considered as having vested as of the date specified by the Board.

5.Code Section 409A. The Options are intended to be exempt from Code Section 409A and the Treasury regulations and guidance issued thereunder (“Section 409A”) and, accordingly, the terms of the Agreement shall be construed to preserve such exemption. To the extent that the Options are subject to the requirements of Section 409A, the Agreement shall be interpreted and administered in accordance with the intent that the Participant not be subject to tax under Section 409A. Neither the Company nor any of its Subsidiaries shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant might owe as a result of participation in the Plan, and the Company and its Subsidiaries shall have no obligation to indemnify or otherwise protect the Participant from the obligation to pay any taxes pursuant to Section 409A, unless otherwise specified.

6.Responsibility for Taxes & Withholding.

(a)    The Participant acknowledges that the ultimate liability for all taxes or other tax related items (“Tax-Related Items”) related to the Participant's participation in the Plan and legally applicable to the Participant is and remains the Participant’s responsibility. The Participant further acknowledges that the Company and/or its Subsidiaries (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect to the Options, including, but not limited to, the grant, vesting or exercise of the Options, the issuance of Shares upon exercise of the Options, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of any Award to reduce or eliminate Participant’s liability for Tax-Related Items.

(b)    The Participant agrees as a condition of his or her participation in the Plan to make arrangements satisfactory to the Company to enable it to satisfy any withholding, payment and/or collection requirements associated with the satisfaction of the Tax-Related Items. The withholding obligation shall be satisfied in a manner acceptable to the Company in its sole discretion and may include the following methods: (1) by the Company withholding all applicable amounts from the Participant’s cash compensation due to the Participant, (2) by surrender to the Company by attestation to the ownership of Shares already owned that would satisfy the withholding amount, or by having the Company retain a portion of the Shares otherwise issuable upon exercise of the Options, or (3) by delivery of a conversion notice or conversion instructions acceptable to the Company irrevocably electing to convert a sufficient number of Shares received under the Option into Conversion Shares together with delivery of irrevocable instructions to a broker or other agent acceptable to the Company to promptly sell the Conversion Shares received under the Option and to deliver to the Company the appropriate amount of proceeds to satisfy the withholding requirements. To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates (but not in excess of the maximum amount permitted for tax withholding under applicable law). Furthermore, the Participant agrees to pay the Company any amount the Company may be required to withhold, collect or pay as a result of the Participant’s participation in the Plan or that cannot be satisfied by deduction from the Participant’s cash compensation paid to the Participant by the Company or sale of the Shares acquired under the Plan. The Participant acknowledges that he or she may not participate in the Plan unless the tax withholding, payment and/or collection obligations of the Company are satisfied.

7.No Transfer of Options. Unless transferability is authorized by the Option grant or otherwise permitted by the Committee, Options are not transferable by the Participant other than (a) by will or the laws of descent and distribution, or (b) pursuant to a domestic relations order. Because of laws affecting the transferability of the Option Shares, the Participant should understand the securities laws and other implications of any transfer of Options. Any attempt at assignment, transfer, pledge, hypothecation, or other disposition of the Option contrary to the provisions hereof, and the levy of any attachment or similar process upon such Option, shall be null and void and without effect.

8.Transferability of Shares. Following exercise of the Option and issuance of Shares, in the event the Company permits the Participant to arrange for sale of Shares through a broker or another designated agent of the Company, the Participant acknowledges and agrees that the Company may block any such sale and/or cancel any order to sell placed by the Participant, in each case if the Participant is not then permitted under the Company’s insider trading policy to engage in transactions with respect to securities of the Company. If the Committee determines that the ability of the Participant to sell or transfer Shares is restricted, then the Company may place a restrictive legend or stop transfer notation on any certificate that may be issued to represent such Shares or on its books with respect to such Shares. If a legend or stop transfer notation is placed on any certificate or the Company’s books with respect to the Participant’s Shares, the Participant may only sell such Shares in compliance with such legend or notation.

9.Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant shall have any of the rights or privileges of a stockholder of the Company in respect of any Options (whether vested or unvested) unless and until such Options are exercised and the corresponding Shares are issued. After such issuance, the Participant shall have the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares, if any.

10.Acknowledgment. The Participant acknowledges and agrees to the following:

(a)The Plan is discretionary in nature and the Committee may amend, suspend, or terminate it at any time.

(b)The grant of the Options is voluntary and occasional and does not create any contractual or other right to receive future grants of Options or benefits in lieu of the Options even if the Options have been granted repeatedly in the past.

(c)All determinations with respect to such future Options, if any, including but not limited to, the times when the Options shall be granted or when the Options shall vest, will be at the sole discretion of the Board.

(d)The Participant’s participation in the Plan is voluntary.

(e)The future value of the Shares is unknown and cannot be predicted with certainty.

(f)No claim or entitlement to compensation or damages arises from the termination or forfeiture of the Award, termination of the Plan, or diminution in value of the Options or Shares and the Participant irrevocably releases the Company and its Subsidiaries from any such claim that may arise.

(g)Neither the Plan nor the Options shall be construed to confer upon the Participant any right to be retained as a Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Director’s Continuous Service at any time.

(h)The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

(i)The Company reserves the right to impose other requirements on participation in the Plan, on the Options and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with Applicable Laws or facilitate the administration of the Plan, and to require the Participants to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

11.Changes in Stock. In the event of a change in the capital stock of the Company as set forth in Section 16 of the Plan, the number and kind of unexercised Options and the Exercise Price of such Options are subject to adjustment consistent with such change to prevent substantial dilution or enlargement of the rights granted to, or available for, the Participant hereunder.

12.Address for Notices. All notices to the Company shall be in writing and sent to the Company’s General Counsel at the Company’s corporate headquarters. Notices to the Participant shall be addressed to the Participant at the address as from time to time reflected in the Company’s records as the Participant’s address.

13.Binding Agreement. Subject to the limitation on the transferability of this Award contained herein, the Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

14.Plan Governs. The Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of the Agreement and one or more provisions of the

Plan, the provisions of the Plan shall govern.

15.Governing Law. The Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, United States of America, regardless of the law that might be applied under principles of conflict of laws.

16.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of the Agreement.

17.Severability. In the event that any provision in the Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of the Agreement.

18.Modifications to the Agreement. The Agreement constitutes the entire understanding of the parties on the subjects covered. The Participant expressly warrants that he or she is not executing the Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to the Agreement can be made only in an express written contract executed by a duly authorized officer of the Company.

19.Amendment, Suspension or Termination of the Plan. By accepting this Award, the Participant expressly warrants that he or she has received a right to an equity-based award under the Plan, and has received, read, and understood a description of the Plan. The Participant understands that the Plan is discretionary in nature and may be modified, suspended, or terminated by the Company at any time.

20.Compliance with Laws and Regulations; General Restrictions on Delivery of Shares. The Participant understands that the exercise of the Options under the Plan and the issuance, transfer, assignment, sale, or other dealings of the Shares shall be subject to compliance by the Company and any of its Subsidiaries and the Participant with all applicable requirements under the laws, rules, and regulations of the country of which the Participant is a resident and/or provides services. Furthermore, the Participant agrees that he or she will not acquire Shares pursuant to the Plan except in compliance with Applicable Laws.

The Company shall not be required to transfer or deliver any Shares or dividends or distributions relating to such Shares until it has been furnished with such opinions, representations or other documents as it may deem necessary or desirable, in its discretion, to ensure compliance with any law or Rules of the Securities and Exchange Commission or any other governmental authority having jurisdiction under the Plan or over the Company, the Participant, or the Shares or any interests therein. The Award of Options evidenced by the Agreement is also subject to the condition that, if at any time the Committee administering the Plan shall determine, in its discretion, that the listing, registration or qualification of the Shares (or any capital stock distributed with respect thereto) upon the New York Stock Exchange (or any other securities exchange or trading market) or under any United States state or Federal law or other applicable Rule, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of the Award of Options evidenced by the Agreement or the issuance, transfer or delivery of the Shares (or the payment of any dividends or other distributions related to the Shares), the Company shall not be required to transfer or deliver any Shares or dividends or distributions relating to such Shares unless such listing, registration, qualification, consent or approval shall have been effected or obtained to the complete satisfaction of the Committee and free of any conditions not acceptable to the Committee.

21.Authorization to Release and Transfer Necessary Personal Information. The Participant hereby explicitly and unambiguously consents to the collection, use, processing, and transfer, in electronic or other form, of his or her personal data by and among, as applicable, the Company and any of its Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Company and any of its Subsidiaries may hold certain personal information about the Participant including, but not limited to, the Participant’s name, home address, email address, and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of Options and/or Option Shares held and the details of all Options or any other entitlement to Shares awarded, exercised, cancelled, vested, unvested or outstanding for the purpose of implementing, administering and managing the Participant’s participation in the Plan (the “Data”). The Participant understands that the Data may be transferred to the Company, any of its Subsidiaries, or to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere, and that any recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data to a broker or other third party assisting with the administration of Options under the Plan or with whom Shares acquired pursuant to the exercise of the Options or cash from the sale of such Shares may be deposited. Furthermore, the Participant acknowledges and understands that the transfer of the Data to the Company, any of its Subsidiaries, or to any third parties is necessary for his or her participation in the Plan. The Participant understands that the Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Participant understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein by contacting the Company’s Global Privacy Lead at privacy@cbrands.com. The Participant further acknowledges that withdrawal of consent may affect his or her ability to vest in or realize benefits from the Options, and his or her ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Participant understands that he or she may contact the Company’s Global Privacy Lead at privacy@cbrands.com.

Finally, upon request of the Company, the Participant agrees to provide an executed data privacy consent form (or any other agreements or consents that may be required by the Company) to the Company that the Company may deem necessary to obtain from the Participant for the purpose of administering the Participant’s participation in the Plan in compliance with the data privacy laws in the Participant’s country, either now or in the future. The Participant understands and agrees that the Participant will not be able to participate in the Plan if the Participant fails to provide any such consent or agreement requested by the Company.

22.No Listing of Option Shares; Conversion. The Company has not listed the Option Shares for trading on the New York Stock Exchange and does not intend to effect such a listing. Pursuant to the Certificate of Incorporation of the Company, Option Shares may be converted into Class A Shares, but only if the Class A Shares received upon the conversion are sold or transferred immediately following the conversion in a market transaction or qualifying private transaction as such terms are defined in the Company’s Certificate of Incorporation. The Class A Shares into which Option Shares may be converted have been or will, prior to issuance, be listed for trading on the New York Stock Exchange.

23.Electronic Delivery and Execution. The Participant hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, plan documents, prospectus and prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other Award made or offered under the Plan. The Participant understands that, unless revoked by the Participant by giving written notice to the Company pursuant to the Plan, this consent will be effective for the duration of the Agreement. The Participant also understands that he or she will have the right at any time to request that the Company deliver written copies of any and all materials referred to above. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agree that his or her electronic signature is the same as, and will have the same force and effect as, his or her manual signature. The Participant consents and agrees that any such procedures and delivery may be affected by a third party engaged by the Company to provide administrative services related to the Plan.

24.English Language. The Participant acknowledges and agrees that it is the Participant’s express intent that this Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Plan be drawn up in English. If the Participant receives this Agreement, the Plan or any other document related to the Plan translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

25.Appendix. Notwithstanding any provision of the Agreement to the contrary, this Option grant and the Shares acquired under the Plan shall be subject to any and all special terms and provisions as set forth in the Appendix, if any, for the Participant’s country of residence.

APPENDIX

In addition to the terms and conditions of the Constellation Brands, Inc. Long-Term Stock Incentive Plan, as Amended and Restated as of July 18, 2017 (the “Plan”) and the Agreement, the Participant’s grant of Options is subject to the following additional terms and conditions as set forth in this appendix (the “Appendix”). All defined terms as contained in this Appendix shall have the same meaning as set forth in the Plan and the Agreement.

MEXICO
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1.    Use of English Language. The parties acknowledge that it is their express wish that the present agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.  As a convenience, the award agreement and other documents may have been translated into Spanish.   If the meaning of the translated version of any document or text is different than the English version, the English version will control. Uso del idioma inglés. Las partes señalan que es su expreso deseo que el presente acuerdo, así como todos los documentos, comunicaciones y procedimientos judiciales en los que entren a ser parte, otorgados o instituidos a este respecto, o relacionados directa o indirectamente con el mismo, se redacten en inglés. Para su comodidad, el acuerdo de adjudicación y otros documentos pueden haberse tracucido sido traducidos al español. Si el significado de la versión traducida de cualquier documento o texto no fuera el mismo que el de la versión inglesa, prevalecerá el significado de la versión inglesa.